Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (the “Agreement”), dated as of February 25, 2019 is made and entered into by NN, INC., a Delaware corporation (the “Company”) and LEGION PARTNERS ASSET MANAGEMENT, LLC, a Delaware limited liability company, (together with its Affiliates “Legion Partners”) and each of the other persons listed on the signature page to this Agreement (collectively with Legion Partners and together with any other Affiliates of Legion Partners, the “Investor Group” and each individually, an “Investor”).

WHEREAS, the Company and the Investor Group have engaged in discussions regarding the Company;

WHEREAS, as of the date of this Agreement, the Investor Group beneficially owns shares of the common stock of the Company, par value $0.01 per share (the “Common Stock”) totaling, in the aggregate, 3,378,631 shares or approximately 8.0% of the Common Stock, outstanding as of the date of this Agreement;

WHEREAS, William Dries, a Class III member of the Company’s Board of Directors (the “Board”), has informed the Board that he will retire from the Board, will not stand for re-election as a Class III member of the Board at the 2019 annual meeting of stockholders of the Company (the “2019 Annual Meeting”) and has tendered his resignation to be effective immediately prior to the commencement of the 2019 Annual Meeting;

WHEREAS, the Company and the Investor Group believe that the best interests of the Company and its stockholders (including the Investor Group) would be served at this time by, among other things, agreeing to appoint, subject to the terms and conditions of this Agreement, Jeri Harman to serve as a Class I member of the Board (the “Class I Designee”) and Janice Stipp to serve as a Class III member of the Board (the “Class III Designee”) (collectively, the “New Directors” and each, a “New Director”), and by the Company and the Investor Group agreeing to the other covenants and agreements contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement, intending to be legally bound by this Agreement, agree as follows:

1.    Board Matters; Board Nominations; Board Policies and Procedures.

(a)    Board Matters. The Governance Committee of the Board (the “Governance Committee”) has reviewed and approved the qualifications of each New Director to serve as a member of the Board. In reliance on the information provided to the Company by the Investor Group and each New Director, the Board has confirmed that each New Director is “independent” as defined by the applicable standards of The Nasdaq Stock Market LLC (“Nasdaq”) and by the Securities and Exchange Commission (“SEC”). In connection with the foregoing, the Board has relied on information that each New Director has provided to the Company, including information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors, and the Board has assumed that the director questionnaire and other customary director onboarding documentation provided by each New Director is or will be fully completed, true and accurate.

Concurrently with the effectiveness of this Agreement, the Board will take all necessary actions to increase the size of its membership by two (2) and appoint the Class III Designee as a Class III member of the Board with a term expiring at the 2019 Annual Meeting and the Class I Designee as a Class I member of the Board with a term expiring at the 2020 annual meeting of stockholders of the Company (the “2020 Annual Meeting”). In addition, prior to the mailing of its definitive proxy statement for the 2019 Annual Meeting, the Board will take all necessary actions to nominate the Class III Designee (or any Replacement pursuant to Section 1(c)) as a candidate for election to the Board in place of William Dries at the 2019 Annual Meeting to serve until the expiration of such person’s elected term, or until such person’s earlier death, resignation, disqualification or removal.

At the 2019 Annual Meeting, the Company agrees to recommend, support and solicit proxies for the election of the Class III Designee (or any Replacement pursuant to Section 1(c)) in the same manner as for other independent director candidates nominated by the Company at the 2019 Annual Meeting. The Company agrees that each New Director shall receive (i) the same compensation for service as a director as the compensation received by other non-management directors on the Board, and (ii) such other benefits on the same basis as all other non-management directors on the Board.

(b)    Board Policies and Procedures. Each party acknowledges that each New Director (and any Replacement), upon election to the Board, shall be governed by (i) all applicable laws and regulations, and (ii) all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board and shall be required to strictly adhere to the policies on confidentiality imposed on all members of the Board. Each New Director (and any Replacement) shall be required to provide the Company with such information as reasonably requested from all members of the Board as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC. The Board shall determine appropriate committee assignments for the New Directors taking into account the composition of the Board, committee assignments and needs of the committees.

(c)    Replacements. If, following the date of this Agreement and prior to the expiration of the Standstill Period, either of the New Directors is unable or unwilling to serve as an independent director of the Company for any reason (other than on account of failure of the Class III Designee to be elected at the 2019 Annual Meeting), the Company shall reasonably consult with Legion Partners in selecting a replacement director who qualifies as “independent” as defined by the applicable standards of Nasdaq and by the SEC to be appointed to the Board, and shall consider in good faith qualified candidates unaffiliated with (and independent of) Legion Partners who are proposed privately to the Company by Legion Partners (any director appointed as a replacement for either of the New Directors, a “Replacement”); provided that the Company’s obligations pursuant to this Section 1(c) shall terminate at such time as the Investor Group ceases to have beneficial ownership of at least the lesser of (i) 4.0% of the outstanding shares of Common Stock and (ii) 1,684,168 shares of Common Stock.

(d)    Size of Board. During the period commencing with the date of this Agreement through the date of the 2019 Annual Meeting, the Board shall not increase the size of the Board to more than nine (9) directors, and following the conclusion of the 2019 Annual Meeting until the expiration of the Standstill Period (as defined below), the Board shall not increase the size of the Board to more than eight (8) directors, in each case unless Legion Partners consents in writing to any proposal to increase the size of the Board; provided that the Company’s obligations pursuant to this Section 1(d) shall terminate at such time as the Investor Group ceases to have beneficial ownership of at least the lesser of (i) 4.0% of the outstanding shares of Common Stock and (ii) 1,684,168 shares of Common Stock.

2.    Amendments to Certificate of Incorporation and Bylaws. At the time of the execution and delivery of this Agreement, the Board shall pass resolutions proposing amendments (and recommending that the stockholders of the Company vote in favor of such amendments at the Company’s 2019 Annual Meeting) to the Company’s Restated Certificate of Incorporation (as may be amended from time to time, the “Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws (as may be amended from time to time, the “Bylaws”) (such amendments, in the form attached hereto as Exhibit A), as applicable, to eliminate Classes I, II and III of the Board so that the Board shall have no classification. The Company shall include the amendments to the Certificate of Incorporation in its proxy statement for the 2019 Annual Meeting (the “Declassification Proposal”), and shall use its reasonable best efforts to cause the Declassification Proposal to be adopted by the stockholders of the Company by the appropriate vote. All directors and executive officers of the Company and each Investor agrees to vote all shares beneficially owned by them or over which they have voting control in favor of the Declassification Proposal. For the avoidance of doubt, in the event the Declassification Proposal is approved by the stockholders of the Company, the Board will make conforming changes to the Bylaws and the members of the Board will be elected for a one-year term.

3.    Voting. At each annual and special meeting of shareholders held prior to the expiration of the Standstill Period, each of the Investors agrees to (i) appear at such stockholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by each Investor and their respective Affiliates to be counted as present for purposes of establishing a quorum, (ii) vote, or cause to be voted, all shares of Common Stock beneficially owned by each Investor and their respective Affiliates on the Company’s proxy card or voting instruction form (a) in favor of each of the directors nominated by the Board and recommended by the Board in the election of directors, (b) against any other nominees to serve on the Board that have not been recommended by the Board and (c) with respect to all other matters other than an Extraordinary Matter (as defined below), in accordance with the Board’s recommendations as identified in the Company’s proxy statement, including in favor of all other matters recommended for stockholder approval by the Board, and (iii) not execute any proxy card or voting instruction form in respect of such stockholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board (such proxy card and/or form, the “Company’s card”); provided, however, in the event that both Institutional Shareholders Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposal

(other than the election of directors), each of the Investors shall have the right to vote on the Company’s card in accordance with the recommendation of ISS and Glass Lewis with respect to such proposal so long as no Investor publicly discloses such vote; provided, further, that with respect to any Extraordinary Matter, each of the Investors shall have the ability to vote freely on the Company’s card. For purposes of this Section 3, an “Extraordinary Matter” means, with respect to the Company: (i) any merger, acquisition, recapitalization, restructuring, financing, disposition, distribution, spin-off, sale or transfer of all or substantially all of the Company’s or any of its Affiliates’ assets in one or a series of transactions, joint venture or other business combination of the Company or any of its Affiliates with a third party and (ii) any implementation of takeover defenses not in existence as of the date of this Agreement by the Company.

4.    Standstill.

(a)    From the date of this Agreement until the expiration of the Standstill Period, each Investor shall not, and shall cause their respective Affiliates, principals, directors, general partners, officers, employees and, to the extent acting on their behalf, agents and representatives (collectively, the “Related Persons”) not to, directly or indirectly:

(i)    make any announcement or proposal with respect to, or offer, seek, propose, or indicate an interest in (A) any form of business combination or acquisition or other transaction relating to assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries, or (C) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a Change of Control (as defined below) of the Company (it being understood that the foregoing shall not prohibit Investors or their Affiliates from acquiring Common Stock within the limitations set forth in Section 4(a)(iii));

(ii)    engage in any solicitation of proxies or written consents to vote (or withhold the vote of) any voting securities of the Company, or conduct any binding or nonbinding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to vote (or withhold the vote of) any securities of the Company;

(iii)    purchase or otherwise acquire, or offer, seek, propose, or agree to acquire, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock of the Company, or any assets or liabilities of the Company; provided that the Investor Group, in the aggregate, may acquire beneficial ownership of up to 9.9% of the outstanding shares of Common Stock;

(iv)    seek to advise, encourage, or influence any person with respect to the voting of (or execution of a written consent in respect of), acquisition of or disposition of any securities of the Company;

(v)    sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investor Group to any person or entity not (A) a party to this Agreement or (B) an Affiliate of the Investor Group (any person or entity not set forth in clauses (A) and (B) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the shares of Common Stock outstanding at such time (except for Schedule 13G filers that are mutual funds, pension funds or index funds with no known history of activism);

(vi)    take any action in support of or make any proposal or request that constitutes (or would constitute if taken): (A) advising, controlling, changing, or influencing the Board or management of the Company, including any plans or proposals to change the voting standard with respect to director elections, number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any change in the capitalization, stock repurchase programs and practices, or dividend policy of the Company, (C) any other change in the Company’s management, business, or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Certificate of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)    communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(viii)    engage in any course of conduct with the purpose of causing stockholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s stockholders for their vote at any meeting of the Company’s stockholders or by written consent;

(ix)    call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Certificate of Incorporation or Bylaws, including a “town hall meeting”;

(x)    deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than any such voting trust, arrangement or agreement solely among the Investors or any Affiliates thereof that is otherwise in accordance with this Agreement);

(xi)    act, seek, facilitate or encourage any person to submit nominations or proposals, whether in furtherance of a “contested solicitation” or otherwise, for the appointment, election or removal of directors or otherwise with respect to the Company or seek, facilitate, encourage, or take any other action with respect to the appointment, election or removal of any directors;

(xii)    form, join, or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock; provided, however, that nothing in this Agreement shall limit the ability of an Affiliate of the Investor Group to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound in writing by the terms and conditions of this Agreement and, if required under the Exchange Act, an Investor files a Schedule 13D within two (2) business days disclosing that such Investor has formed a group with such Affiliate (it being understood that such Schedule 13D and the contents thereof may not violate any of the restrictions set forth in this Agreement);

(xiii)    demand a copy of the Company’s list of stockholders or its other books and records or make any request under any statutory or regulatory provisions of Delaware law;

(xiv)    commence, encourage, or support any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing the provisions of this Section 4, or take any action challenging the validity or enforceability of any of the provisions of this Section 4; provided, however, that the foregoing shall not prevent any Investor from (A) bringing litigation against the Company to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (C) responding to or complying with a validly issued legal process that neither the Investor Group nor any of their Affiliates initiated, encouraged or facilitated;

(xv)    make any request or submit any proposal to amend or waive the terms of this Section 4 other than through non-public communications with the Company that would not be reasonably expected to result in or involve public disclosure obligations for any party; or

(xvi)    enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any action the Investors are prohibited from taking pursuant to this Section 4, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 4 or elsewhere in this Agreement shall prohibit or restrict the Investor Group from: (A) communicating privately with the Board or any executive officer or director of the Company, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications or otherwise violate this Section 4; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investor Group or any of their respective Affiliates or Associates, provided that a breach by the Investor Group of this Agreement is not the cause of the applicable requirement and provided, that such Investor, to the extent legally permissible, must provide written notice to the Company of at least two (2) business days prior to taking any such action that would otherwise be prohibited under this Agreement, and reasonably consider any comments of the Company regarding such proposed action; (C) privately communicating to any of their potential investors or investors publicly available factual information regarding the Company consistent with prior practice in Legion Partners’ annual and quarterly investor letters, provided such communications are not reasonably expected to be publicly disclosed and are understood by all parties to be private communications and do not otherwise violate this Section 4 or Section 7; and (D) privately communicating to any stockholders of the Company in a manner that otherwise does not violate this Section 4 or Section 7 of this Agreement; provided that such communications are not reasonably expected to be publicly disclosed and are understood by all parties to be private communications.

(b)    The provisions of this Section 4 shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders (it being understood and agreed that neither the Investors nor any of their Affiliates shall seek to do indirectly through any director or other party anything that would be prohibited if done by any of the Investors or their Affiliates).

(c)    For purposes of this Agreement:

(i)    “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(ii)    “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(iii)    “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iv)    a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities, (2) the Company effects a merger or a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities or (3) the Company sells substantially all of the Company’s assets;

(v)    “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(vi)    “Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the date that is 15 calendar days prior to the last day of the advance notice period for the submission by stockholders of director nominations for consideration at the 2020 Annual Meeting (as set forth in the advance notice provisions of the Bylaws existing on the date hereof).

(d)    At any time during the Standstill Period, upon reasonable written notice from the Company pursuant to Section 11 hereof, the Investor Group will promptly provide the Company with information regarding the amount of the securities of the Company beneficially or economically owned by each such entity or individual. This ownership information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to applicable laws and regulations, any subpoena, legal process or other legal requirement or in connection with any litigation or similar proceedings in connection with this Agreement.

5.    Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind the Company to this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6.    Representations and Warranties of the Investors. Each Investor, on behalf of itself, jointly and severally represents and warrants to the Company that (a) as of the date of this Agreement, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Exhibit B and Exhibit B includes all Affiliates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable

Investor associated with that signatory’s name, and to bind such Investor to the terms of this Agreement, (d) each of the Investors shall use its commercially reasonable efforts to cause each of its respective Related Persons to comply with the terms of this Agreement, and (e) the execution, delivery and performance of this Agreement by such Investor does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound. Each Investor further agrees that it shall not compensate any New Director for serving on the Board or enter into any contract, agreement, arrangement, commitment or understanding (whether written or oral) relating to the Company with any director or officer of the Company. Each Investor represents and warrants that it has no voting commitments or other arrangements or understandings with any of the New Directors as of the date hereof. Each Investor represents and warrants that it does not have, directly or indirectly, any agreements, arrangements or understandings with any person (other than their own Representatives) with respect to any potential transaction involving the Company, the acquisition, voting or disposition of any securities of the Company, or the potential submission of any proposals or director nominations at the Company (other than Investor’s agreements, arrangements or understandings with any potential director candidate concerning Investor’s nomination or potential nomination of such candidate to the Board, all of which matters have been subsequently addressed by this Agreement).

7.    Non-Disparagement.

(a)    Each Investor agrees that, until the expiration of the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates and Related Persons not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory toward the Company or any of its past or present directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, any Company Representative or the Company’s business; provided, however, that the foregoing shall not prevent the Investor Group from privately communicating to the Company, or any directors or executive officers of the Company factual information based on publicly available information that does not otherwise violate Section 4 of this Agreement.

(b)    The Company agrees that, until the expiration of the Standstill Period, neither it nor any of its executive officers or directors will, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory toward any Investor or any of its past or present directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Investor Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor, any Investor Representative or any Investor’s business; provided, however, that the foregoing shall not prevent private communications to the Investor Group or Investor Representatives of factual information based on publicly available information.

(c)    Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any party to this Agreement from making any statement or disclosure required under the federal securities laws or other applicable laws, rules or regulations so long as such requirement is not due to a breach by any party of this Agreement; provided, that such party must, to the extent legally permissible and practicable, provide written notice to the other party at least five (5) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 7, and shall reasonably consider any comments of the other party.

(d)    The limitations set forth in Sections 7(a) and 7(b) shall not prevent any party to this Agreement from responding to any public statement made by the other party of the nature described in Sections 7(a) and 7(b) if such statement by the other party was made in breach of this Agreement.

8.    Public Announcements. Promptly following the execution of this Agreement, the Company and the Investor Group shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached to this Agreement as Exhibit C. Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure relating to such action without the prior written consent of the other party. No party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

9.    SEC Filings.

(a)    No later than four (4) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the appointment of the New Directors and appending or incorporating by reference this Agreement as an exhibit. The Company shall provide the Investor Group with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of the Investor Group.

(b)    No later than two (2) business days following the execution of this Agreement, the Investor Group shall file an amendment to that certain Schedule 13D, dated January 18, 2019, as amended and may be amended (the “Schedule 13D”) with respect to the

Company that has been filed with the SEC, reporting the entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Investor Group shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company.

(c)    Except for amendments to the Schedule 13D filed by the Investor Group made solely to report material changes to the information contained therein, including a change in the level of ownership of Common Stock and the entry into this Agreement and the issuance of the Press Release, none of the Investors shall, during the Standstill Period, (i) issue a press release in connection with this Agreement or the actions contemplated hereby or (ii) otherwise make any public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby, in each case without the prior written consent of the Company, unless required by applicable law, rules or regulations in which case the Investor shall first preview such disclosure or announcement with the Company in advance of making such disclosure or announcement and consider comments by the Company.

10.    Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party to this Agreement would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms of this Agreement, and the other party to this Agreement will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

11.    Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email or facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

NN, Inc.
6210 Ardrey Kell Road
Charlotte, NC 28277
Attn: Matt Heiter
Email: matt.heiter@nninc.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:	Eric Swedenburg
Email:	eswedenburg@stblaw.com

If to any Investor:

9401 Wilshire Boulevard, Suite 705
Beverly Hills, California 90212
Attn:	Christopher S. Kiper
Email:	ckiper@legionpartners.com

with copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn:	Steve Wolosky
Elizabeth Gonzalez-Sussman
Email:	swolosky@olshanlaw.com
egonzalez@olshanlaw.com

12.    Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to any conflict of laws provisions thereof.

13.    Jurisdiction. Each party to this Agreement agrees, on behalf of itself and its Affiliates and Associates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement will be brought solely and exclusively in any state or federal court in the State of New York (and the parties agree not to commence any action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates and Associates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement, in any state or federal court in the State of New York, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

14.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.    Representative. Each Investor irrevocably appoints Legion Partners Asset Management, LLC as its attorney-in-fact and representative (the “Legion Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated by this Agreement. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Legion Representative or upon any document, notice, instruction or other writing given or executed by the Legion Representative.

16.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth in this Agreement.

17.    Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.    Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.

19.    Remedies. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law or equity.

20.    Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

21.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

22.    Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company, on the one hand, and the Legion Representative (on behalf of itself and the other members of the Investor Group), on the other hand.

23.    Termination. Upon the expiration of the Standstill Period in accordance with Section 4(c)(vi) hereof or upon the public announcement by the Company of entry into a definitive agreement that would constitute a Change of Control, this Agreement shall immediately and automatically terminate. Notwithstanding the foregoing, the provisions of Section 10 through Section 27 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any party from liability for any breach of this Agreement that occurred prior to such termination.

24.    Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company, and with respect to the Company, the prior written consent of the Legion Representative.

25.    No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

26.    Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by email delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

27.    Expenses. Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group, within 30 days of the date that the Company receives reasonably satisfactory supporting documentation, for its reasonable and documented out-of-pocket third party expenses, including legal fees and expenses, as actually incurred in connection with the Investor Group’s involvement with the Company prior to the date hereof and the negotiation and execution of this Agreement, in an amount not to exceed $50,000.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

NN, INC,

By:	/s/ Richard D. Holder
Name:	Richard D. Holder
Title:	President and Chief Executive Officer

LEGION PARTIES:

LEGION PARTNERS, L.P. I

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Director

LEGION PARTNERS, L.P. II

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Director

LEGION PARTNERS SPECIAL OPPORTUNITIES, L.P. XI

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Director

LEGION PARTNERS, LLC

By:	Legion Partners Holdings, LLC
Managing Member

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Member

LEGION PARTNERS ASSET MANAGEMENT, LLC

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Director

LEGION PARTNERS HOLDINGS, LLC

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Member

Christopher S. Kiper

/s/ Christopher S. Kiper

Raymond White

/s/ Raymond White

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